SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
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                                        Rule 14a-6(e)(2))
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[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         FINANCIAL FEDERAL CORPORATION
------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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    previously.  Identify the previous filing by registration statement number,
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

     FINANCIAL FEDERAL
     CORPORATION


     Notice of Annual
     Meeting of Stockholders
     and Proxy Statement









                                          Tuesday, December 10, 2002
                                          at 10:00 a.m. Eastern Time
                                          270 Park Avenue, 11th Floor
                                          New York, New York 10017

                        FINANCIAL FEDERAL CORPORATION
                         733 THIRD AVENUE, 7th FLOOR
                          NEW YORK, NEW YORK  10017
                                -------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TUESDAY, DECEMBER 10, 2002
                                -------------

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting" or "Meeting") of Financial Federal Corporation, a Nevada corporation (the "Company"), will be held at 270 Park Avenue, 11th Floor, New York, New York 10017 on Tuesday, December 10, 2002, at 10:00 a.m. Eastern Time, for the following purposes:

       (1) Electing seven directors to serve until the next annual meeting of stockholders;

       (2) Ratifying the appointment of KPMG LLP as the Company's independent public accountants for the fiscal year ending July 31, 2003; and

       (3) Transacting such other business as may properly come before the Annual Meeting.

      The Board of Directors of the Company has fixed the close of business on October 16, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. The list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any valid purpose related to the Annual Meeting at the office of Financial Federal Corporation, 733 Third Avenue, 7th Floor, New York, New York 10017 for the ten days prior to the Annual Meeting. The list will also be available during the Annual Meeting for inspection by any stockholder present at the Meeting. We are enclosing a copy of the Company's Annual Report to Stockholders for the fiscal year ended July 31, 2002.

      All stockholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy card as soon as possible in the enclosed reply envelope.


                                          FINANCIAL FEDERAL CORPORATION



                                          Troy H. Geisser
                                          Secretary



October 31, 2002
New York, New York


IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE FILL IN, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES.

                         FINANCIAL FEDERAL CORPORATION
                          733 THIRD AVENUE, 7TH FLOOR
                           NEW YORK, NEW YORK 10017
                                 ____________

              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 10, 2002
                                 ____________

      This Proxy Statement and the accompanying form of proxy are solicited by the Board of Directors (the "Board of Directors" or the "Board") of Financial Federal Corporation, a Nevada corporation (the "Company"), to be voted at the Annual Meeting of Stockholders to be held at 270 Park Avenue, 11th Floor, New York, New York 10017 on December 10, 2002 and at any postponements or adjournments thereof.

      Shares represented by properly executed proxies, which are received in time and not revoked, will be voted at the Meeting in the manner described in the proxies. A stockholder may revoke his proxy at any time prior to its exercise by notice in writing to the Secretary of the Company indicating that his/her proxy is revoked, by submitting another proxy with a later date or by attending the Meeting and voting in person. Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Meeting, the stockholder must bring a letter from the broker, bank or other nominee confirming such stockholder's beneficial ownership of shares.

      At the Meeting, the Company's stockholders will be asked (i) to elect the Board of Directors to serve until the next annual meeting of stockholders;
(ii) to ratify the appointment of KPMG LLP ("KPMG") as the Company's independent public accountants for the fiscal year ending July 31, 2003; and
(iii) to take such other action as may properly come before the Meeting. Each proposal is described in more detail in this Proxy Statement.

      The approximate date on which this Proxy Statement and accompanying form of proxy are first being sent or given to stockholders is November 7, 2002. Holders of the Company's common stock, par value $.50 per share (the "Common Stock"), as of the record date, which is the close of business on October 16, 2002, are entitled to vote at the Meeting. As of October 16, 2002, the Company had 18,564,928 shares of Common Stock outstanding and had no preferred stock, par value $1.00 per share, outstanding.

      Each share of Common Stock entitles the holder thereof on the record date to one vote on matters to be considered at the Meeting. The presence, in person or by proxy, of stockholders holding a majority of the issued and outstanding shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum. Abstentions and broker non-votes are each included for purposes of determining the presence or absence of a sufficient number of shares to constitute a quorum for the transaction of business. A broker non-vote is when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

      Unless contrary instructions are indicated on the proxy, shares represented by each properly executed and returned proxy card (and not revoked before they are voted) will be voted "FOR" the election of the nominees for directors named below, "FOR" the ratification of the appointment of KPMG as independent public accountants for the fiscal year ending July 31, 2003, and by the proxies in their discretion on any other matters to properly come before the Meeting, or any postponement or adjournment thereof. If a stockholder specifies a different choice on the proxy, such stockholder's shares of Common Stock will be voted in accordance with the specification so made.

      The entire expense of this proxy solicitation will be borne by the Company. Solicitation will be made primarily by mail. Proxies may also be solicited personally and by telephone by regular employees of the Company without any additional remuneration and at minimal cost. Management may also request banks, brokerage houses, custodians, nominees and fiduciaries to obtain authorization for the execution of proxies and may reimburse them for expenses incurred by them in connection therewith. The Company has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies, at an estimated cost of $1,000 plus other reasonable expenses.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, to the knowledge of the Company, information regarding the ownership of Common Stock by (i) each person who may be deemed to be the beneficial owner of more than 5% of the Common Stock outstanding as of October 16, 2002 or such other date as may be noted below,
(ii) each director and each nominee for election as a director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group. There were 18,564,928 shares of Common Stock outstanding as of October 16, 2002.

Name and Address of Beneficial Owner      Number of Shares      Percentage of
or Number of Persons in Group 1         Beneficially Owned 2      Ownership
------------------------------------    --------------------    -------------

Waddell & Reed Financial Services 3            1,933,500             10.4%
    6300 Lamar Avenue
    Shawnee Mission, KS 66201
Lord Abbett & Co. 3                            1,404,691              7.6%
    90 Hudson Street
    Jersey City, NJ 07302
RS Investment Management Co. LLC 3               975,950              5.3%
    388 Market Street
    San Francisco, CA 94111
Kayne Anderson Rudnick Investment
Management, LLC 3                                947,990              5.1%
    1800 Avenue of the Stars
    Los Angeles, CA 90067
Lawrence B. Fisher                                 2,500                *
William M. Gallagher 4                           135,792                *
John V. Golio 5                                  123,700                *
Steven F. Groth 6                                117,666                *
William C. MacMillen, Jr.                         26,250                *
Daniel J. McDonough 7                            132,400                *
Michael C. Palitz 8                              746,602              4.0%
Thomas F. Robards 9                                6,000                *
Paul R. Sinsheimer 10                            698,147              3.7%
H. E. Timanus, Jr. 11                             11,500                *
Stephen D. Weinroth 12                             5,000                *
All directors and executive officers           2,162,315             11.4%
   as a group (15 persons) 13

*  Less than 1% of Common Stock outstanding.

1 Unless otherwise indicated, the address of each person listed is c/o Financial Federal Corporation, 733 Third Avenue, 7th Floor, New York, New York 10017.

2 Unless otherwise noted, each person listed has the sole power to vote, or direct the voting of, and power to dispose, or direct the disposition of, all such shares. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes options that are exercisable or will become exercisable within 60 days of October 16, 2002, shares of restricted stock, and stock units.

3  Share ownership as reported in the most recently filed Schedule 13-G.

4 Mr. Gallagher's holdings include (i) 102,292 shares of Common Stock, (ii) options to purchase 11,000 shares of Common Stock, and (iii) 22,500 shares of restricted stock that are subject to forfeiture.

5 Mr. Golio's holdings include (i) 200 shares of Common Stock, (ii) options to purchase 18,500 shares of Common Stock, and (iii) 105,000 shares of restricted stock that are subject to forfeiture.

6 Mr. Groth's holdings include (i) 5,530 shares of Common Stock, (ii) options to purchase 31,386 shares of Common Stock, and (iii) 80,750 shares of restricted stock that are subject to forfeiture.

7 Mr. McDonough's holdings include (i) 9,150 shares of Common Stock, (ii) options to purchase 19,500 shares of Common Stock, and (iii) 103,750 shares of restricted stock that are subject to forfeiture. As of September 24, 2002, Mr. McDonough resigned his position as an officer of the Company.

8 Mr. Palitz's holdings include (i) 194,847 shares of Common Stock, (ii) options to purchase 15,000 shares of Common Stock, (iii) 536,230 shares of Common Stock held by a corporation owned and controlled by Mr. Palitz,
   (iv) 225 shares of Common Stock held by Mr. Palitz's wife, as to which shares Mr. Palitz disclaims beneficial ownership, and (v) 300 shares of Common Stock owned by Mr. Palitz's children.

9 Mr. Robards' holdings include (i) 1,000 shares of Common Stock, and (ii) options to purchase 5,000 shares of Common Stock.

10 Mr. Sinsheimer's holdings include (i) 275,647 shares of Common Stock, (ii) options to purchase 200,000 shares of Common Stock, (iii) 122,500 shares of restricted stock that are subject to forfeiture, and (iv) 100,000 stock units that are subject to forfeiture.

11 Mr. Timanus' holdings include (i) 6,500 shares of Common Stock, and (ii) options to purchase 5,000 shares of Common Stock.

12 Mr.  Weinroth's holdings include options to purchase 5,000 shares of Common
   Stock.

13 Includes (i) 1,160,671 shares of Common Stock, options to purchase  310,386 shares of Common Stock, and 534,500 shares of restricted stock and stock units that are subject to forfeiture as described in notes 4 through 12 above, as well as (ii) 20,725 shares of Common Stock, options to purchase 26,158 shares of Common Stock, and 109,875 shares of restricted stock that are subject to forfeiture held by executive officers not named in the table.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and certain beneficial owners of the Company's equity securities (the "Section 16 Reporting Persons") to file reports of holdings of and transactions in the Company's equity securities with the Securities and Exchange Commission ("SEC") and the New York Stock
Exchange, Inc., and to furnish the Company with all copies of Section 16(a) forms they file. Based solely on the Company's review of the copies of such forms that the Company has received, or written representations from the
Section 16 Reporting Persons, to the Company's knowledge, all transactions in the Company's equity securities by the Company's Section 16 Reporting Persons during the Company's last fiscal year were reported on-time, except that Mr. Golio reported a sale of 3,250 shares of Common Stock in October 2000 on a Form 4 filed in December 2001 and Mr. Sinsheimer reported the grant of 100,000 stock units in June 2002 on an amended Form 5 filed in October 2002. The Company is not aware of any other failures by Section 16 Reporting Persons to file the forms required to be filed by them pursuant to Section 16 of the Exchange Act.


                             ELECTION OF DIRECTORS
                            (Item 1 on Proxy Card)

      The Board of Directors has nominated the persons listed below to serve as directors of the Company until the next annual meeting and until their respective successors are elected and qualified, or until their earlier resignation or removal. It is intended that shares represented by proxies solicited by the Board will, unless authority to vote for some or all of the nominees is withheld, be voted in favor of electing as directors the nominees listed below. The Company has no reason to believe any of the nominees will be disqualified or unable or unwilling to serve if elected. However, if any nominee becomes unavailable for any reason, the shares will be voted for another person nominated by the Board, unless the Board by resolution provides for a lesser number of directors.

      The election of the seven director nominees requires an affirmative vote by a plurality of votes cast at the meeting of stockholders by the stockholders entitled to vote in the election. Any shares not voted (by abstention, broker non-vote, or otherwise) have no impact on the vote.

                      Nominees for Election as Directors

      The name, age, principal occupation or employment, and other data regarding each nominee, based on information received from the respective nominees, are as follows:

      Lawrence B. Fisher, 64, has served as a director of the Company since 1992. Mr. Fisher has been a partner of Orrick, Herrington & Sutcliffe LLP, a law firm, since December 1995. He had previously been a partner of Kelley Drye & Warren LLP, a law firm, from 1985 to December 1995. He is also a director of National Bank of New York City, a privately owned commercial bank.

      William C. MacMillen, Jr., 89, has served as a director of the Company since 1989. Mr. MacMillen is the President of William C. MacMillen & Co., Inc., an investment banking firm. He served as a director of Republic New York Corporation and Republic National Bank of New York until December 1999 and as a director of Commercial Alliance Corporation, an equipment finance company, from its inception in 1963 to 1984.

      Michael C. Palitz, 44, has served as an Executive Vice President of the Company since July 1995 and as a director of the Company since July 1996. Mr. Palitz served as a Senior Vice President of the Company from February 1992 to July 1995 and served as a Vice President of the Company from its inception in 1989 to February 1992. He has also served as Treasurer and Assistant Secretary of the Company since its inception and as Chief Financial Officer of the Company from 1989 through September 2000. From 1985 to 1989, Mr. Palitz was an Assistant Vice President of Bankers Trust Company and, from 1980 to 1983, he was an Assistant Secretary of Chemical Bank.

      Thomas F. Robards, 56, has served as a director of the Company since 2000. From April 2000 until September 2002, Mr. Robards was employed by Datek Online Holdings Corp. as its Chief Financial Officer, until it was acquired by Ameritrade Holding Corp.; he currently serves as Senior Advisor to Ameritrade Holding Corp. From 1976 until December 1999, he was employed by Republic New York Corporation. He served as its Chief Financial Officer from March 1995 through March 1999 and as a director from 1998 until March 1999.

      Paul R. Sinsheimer, 55, has served as Chairman of the Board and Chief Executive Officer of the Company since December 2000, as President of the Company since September 1998, as an Executive Vice President of the Company from its inception in 1989 to September 1998 and as a director of the Company since its inception. From 1970 to 1989, Mr. Sinsheimer was employed by Commercial Alliance Corporation, where he served in various positions including Executive Vice President.

      H. E. Timanus, Jr., 57, has served as a director of the Company since 1999. Mr. Timanus is the President and Chief Operating Officer of Prosperity Bank, Houston, Texas; Executive Vice President and Chief Operating Officer of Prosperity Bancshares, Inc., Houston, Texas; and Executive Vice President and Chief Operating Officer of Prosperity Holdings, Inc., Wilmington, Delaware. He was formerly Chairman of the Board and Chief Executive Officer of Heritage Bank, Houston, Texas, which merged into Prosperity Bank; President and Chief Executive Officer of Commercial Bancshares, Inc., Houston, Texas, which merged into Prosperity Bancshares, Inc.; and President and Chief Executive Officer of Heritage Bancshares, Inc., Wilmington, Delaware, which merged into Prosperity Holdings, Inc. Mr. Timanus began his career with Commercial Bancshares, Inc. in 1982.

      Stephen D. Weinroth, 63, has served as a director of the Company since 2001. Mr. Weinroth is a senior partner in Andersen, Weinroth & Co., L.P., a merchant banking firm which he co-founded in 1996. He is also Chairman Emeritus of Core Laboratories N.V., a New York Stock Exchange listed worldwide oil field services company, having retired from the position of Chairman of the Board in June 2001. He served as Chairman from 1994 until his retirement. Mr. Weinroth has served as director of Hovnanian Enterprises, Inc., a New York Stock Exchange listed national home builder since 1982. From 1989 to the present, Mr. Weinroth has been Co-Chairman of the Board of Directors and Chairman of the Investment Committee of First Britannia N.V., an international mezzanine and equity fund. In addition, since 1998, at the appointment of the President of the United States, he has also served as a director and currently serves as Vice Chairman of the Central Asian-American Enterprise Fund, a development lender and investor in five countries formerly in the Soviet Union.

                  Board of Directors Meetings and Committees

      The Board has established an Executive Committee, currently composed of three directors. The Executive Committee can exercise all of the powers of the Board between meetings of the Board. The current members of the Executive Committee are Messrs. Fisher, Palitz and Sinsheimer.

      The Board has established an Audit Committee, currently composed of four outside directors. The Audit Committee is responsible for the engagement of the Company's independent public accountants and reviews the scope and timing of their audit services and any other services they are asked to perform, their report on the Company's financial statements following completion of their audit and the Company's policies and procedures with respect to internal auditing and financial controls. The Audit Committee operates under a written charter adopted by the Board. The current members of the Audit Committee are Messrs. Fisher, MacMillen, Robards and Weinroth.

      The Board has established an Executive Compensation and Stock Option Committee, currently composed of four directors. The Executive Compensation and Stock Option Committee is responsible for approving appointments and promotions and determining salaries of executives of the Company between meetings of the full Board and is responsible for administering the Company's Amended and Restated 1998 Stock Option/Restricted Stock Plan (the "1998
Plan"), including the granting, modification and cancellation of options to purchase Common Stock and shares of restricted stock and stock units granted thereunder. All actions of the Committee with respect to appointments, promotions and determining salaries of executive officers, to remain effective, must be ratified by a majority vote of the Board within six months of such action. Prior to fiscal 2002, there was an Executive Compensation Committee and a Stock Option Committee; these were merged during fiscal 2002. The current members of the Executive Compensation and Stock Option Committee are Messrs. MacMillen, Robards, Sinsheimer and Timanus.

      During the Company's fiscal year ended July 31, 2002, the Board of Directors met six times, the Executive Committee met twice, the Audit
Committee  met  six  times, and the Executive Compensation  and  Stock  Option
Committee met eight times. Each member of the Board attended, either telephonically or in person, at least 80% of the total number of meetings of the Board and its committees of which they were members during such fiscal year. The Board has no standing committees other than those described above.


          Compensation Committee Interlocks and Insider Participation

      No interlocking relationships exist between any member of the Executive Compensation and Stock Option Committee and any member of any other company's Board of Directors or compensation committee. Mr. Sinsheimer, a member of the Executive Committee and the Executive Compensation and Stock Option Committee, is an executive officer of the Company and he abstains from votes on matters regarding his own compensation and the equity compensation for executive officers. Mr. Sinsheimer holds debt issued by the Company (see "Certain Transactions").

      Mr. Fisher, a director of the Company, is a partner of the law firm of Orrick, Herrington & Sutcliffe LLP, which has been retained by the Company in connection with certain legal matters.


                           Compensation of Directors

      Directors who are not officers or employees of the Company or any of its subsidiaries receive stipends, as follows:

      1. Annual stipend of twenty-five thousand dollars ($25,000) per year, payable upon their election by the stockholders after the annual meeting of stockholders each year. If a director joins the Board during the year, such stipend will be pro rated.

      2.   One thousand dollars ($1,000) per Board meeting attended.

      3. One thousand dollars ($1,000) per committee meeting attended if not in conjunction with a Board meeting.

      The Company does not have a formal policy of granting options to directors. Nevertheless, current directors have each received an option grant, shortly after joining the Board as an outside director, to purchase 5,000 shares of Common Stock at the fair market value on the date of grant. Directors who are officers of the Company receive no additional compensation for attending Board or committee meetings. Directors may participate in the 1998 Plan.

      The Board of Directors recommends that stockholders vote "FOR" each of the foregoing nominees.

                            EXECUTIVE COMPENSATION


                          Summary Compensation Table

      The following table sets forth information concerning the annual and long-term compensation paid to those persons who were, at July 31, 2002, the Chief Executive Officer ("CEO") and the other four most highly compensated executive officers of the Company.

                                                Annual             Long-term Compensation
                                            Compensation ($)              Awards
                                         ---------------------  ---------------------------
                                                                 Restricted     Securities
                               Fiscal                               Stock       Underlying      All Other
Name and Principal Position(s)  Year      Salary     Bonus (1)  Awards (2)($)   Options (#)  Compensation ($)
------------------------------ ------    ---------   ---------  -------------   -----------  ----------------
Paul R. Sinsheimer               2002      757,350     750,000      6,290,000             0                 0
  CEO, President and             2001      750,634     375,000        861,000             0                 0
  Director                       2000      728,518           0              0             0                 0

Steven F. Groth (3)              2002      344,608           0      2,340,000             0                 0
  Senior Vice President and      2001      336,741           0         28,700        60,000                 0
  Chief Financial Officer        2000           --          --             --            --                --

John V. Golio                    2002      307,545           0      2,925,000             0                 0
  Executive Vice President       2001      294,582           0        143,500        50,000                 0
                                 2000      260,188           0              0        25,000                 0

Daniel J. McDonough (4)          2002      300,633           0      2,925,000             0                 0
  Executive Vice President       2001      298,067           0        143,500        50,000                 0
                                 2000      262,834           0              0        25,000                 0

William M. Gallagher             2002      290,633           0        585,000             0                 0
  Senior Vice President          2001      283,133           0         71,750        20,000                 0
                                 2000      263,106           0              0        11,000                 0


  (1)  Awarded under the 2001 Management Incentive Plan for the CEO.
  (2) Determined by multiplying the number of shares of restricted stock and stock units granted by the fair market value of the Common Stock on the date of the award. The restricted stock and stock units granted in fiscal 2002 vest ratably in annual increments over an eight-year period subject to earlier vesting upon a sale of the Company and certain qualifying terminations of employment. Restricted stock was granted in March 2002 under the 1998 Plan in the following amounts:
       Mr. Groth 80,000; Mr. Golio 100,000; Mr. McDonough 100,000; and Mr. Gallagher 20,000. 100,000 shares of restricted stock were granted to Mr. Sinsheimer in March 2002 under the 2001 Management Incentive Plan. Mr. Sinsheimer also received a grant of 100,000 stock units in June 2002 under a Supplemental Retirement Benefit. Payout of the stock units will be in the form of an equivalent number of shares of Common Stock reserved for issuance under the 1998 Plan. The aggregate number of restricted stock and stock units holdings as of July 31, 2002 were as follows: Mr. Sinsheimer 222,500; Mr. Groth 80,750; Mr. Golio, 105,000; Mr. McDonough 103,750; and Mr. Gallagher 22,500. The value of such restricted stock and stock units as of July 31, 2002 were as follows: Mr. Sinsheimer $6,454,725; Mr. Groth $2,342,558; Mr. Golio $3,046,050; Mr. McDonough $3,009,788; and Mr. Gallagher $652,725.
  (3)  Mr. Groth joined the Company in September 2000.
  (4) Mr. McDonough resigned from his position as an officer of the Company on September 24, 2002.


                       Option Grants In Last Fiscal Year

      No options to purchase Company securities or stock appreciation rights were granted to any of the named executive officers in the last fiscal year.

                               Aggregated Option Exercises In Last Fiscal Year
                                      And Fiscal Year-End Option Values
                                                           Number of
                                                     Securities Underlying         Value of Unexercised
                                                    Unexercised Options Held       In-the-Money Options
                           Shares                     At July 31, 2002 (#)       At July 31, 2002 (2) ($)
                         Acquired on     Value     --------------------------   --------------------------
   Name (1)              Exercise (#)  Realized($) Exercisable  Unexercisable   Exercisable  Unexercisable
-----------------------  ------------  ----------- -----------  -------------   -----------  -------------
Paul R. Sinsheimer             11,250      218,374     161,250         50,000     1,795,361        519,250
Steven F. Groth                10,280      106,594      31,386         18,334       316,130        138,040
John V. Golio                  29,750      485,131      18,500         59,000       152,748        350,840
Daniel J. McDonough             2,813       53,166      39,250         59,250       421,546        352,561
William M. Gallagher           10,125      191,464      11,000         26,000        98,485        165,260


   (1) Includes those who in fiscal 2002 were the CEO and the four other most highly compensated executive officers.

   (2) Only the value of unexercised, in-the-money options are reported. Value was calculated by (i) subtracting the total exercise price per share from the fiscal year-end value of $29.01 per share and (ii) multiplying by the number of shares subject to the option.


        REPORT OF THE EXECUTIVE COMPENSATION AND STOCK OPTION COMMITTEE

      The Executive Compensation and Stock Option Committee (the "Committee") is pleased to present its report on executive compensation. The Committee is composed of William C. MacMillen, Jr., Thomas F. Robards, Paul R. Sinsheimer and H. E. Timanus, Jr. Messrs. MacMillen, Robards and Timanus are outside directors of the Company. This report to stockholders presents an overview of the role of the Committee and of the Company's present compensation philosophy. The Committee's principal functions are to review and approve the compensation of executive officers of the Company, to approve any officer appointments and promotions, and to administer the Company's stock plans. All actions of the Committee with respect to appointments, promotions and determining salaries of executive officers, to remain effective, must be ratified by a majority vote of the Board within six months of such action; and all such actions to date have been so ratified.

      It is the philosophy of the Committee that a significant portion of executive compensation be linked directly to the Company's success in meeting profit, growth and other corporate performance goals, operating efficiencies, success in handling non-performing receivables, the Company's overall performance regarding its return on earning assets and average equity, as well as the quality and integrity of the Company's receivables. The Company compensates certain officers through salary, a portion of which may be deferred by agreement between the Company and its officers, and through grants of restricted stock and stock options. The Company believes granting restricted stock and stock options to employees and officers further aligns their objectives with those of the Company and its stockholders.

      The Committee reviews the Company's compensation programs and consults with independent experts from time to time to ensure that the compensation and benefits offered to its executives are competitive and reflect the Company's performance. In order to attract and retain exceptionally high caliber employees and executives, the Company offers competitive salaries and long-term incentives compared to other financial services companies of similar size.

      The Committee's compensation evaluation procedures include reviewing public filings of other financial services companies and performing an informal survey as well as a comparison and review of its competitors and other companies that are compared and contrasted in the SNL Executive Compensation Review for Specialty Lenders (the "SNL Review") published by SNL Securities. The SNL Review provides information on executive compensation awarded by approximately 100 finance companies (including the Company and competitors of the Company) obtained from public filings and surveys. The SNL Review compares, contrasts and details the following: (1) executive compensation; (2) Chief Executive Officer compensation; (3) Chief Operating Officer compensation; (4) Chief Financial Officer compensation; (5) corporate benefit plans; and (6) compensation reports. The Committee, when determining salary adjustments, also considers that the Company does not generally offer certain fringe benefits that may be part of competitors' compensation programs, such as commissions, retirement benefits and profit sharing plans.

      The Committee, in establishing compensation for the CEO, generally used the same criteria as it did for other employees and officers. Competitive CEO pay practices were assessed using Proxy Statements of a comparison group of publicly traded financial institutions and an independent compensation consultant's proprietary database of compensation survey sources.


                  Compensation of the Chief Executive Officer

      The CEO's annual rate of salary for fiscal 2002 was $750,000 and is unchanged as of the date of the mailing of this proxy. In addition, the CEO was eligible to receive an incentive bonus under the 2001 Management Incentive Plan (the "MIP") based upon satisfaction of the plan's performance goals. Based upon the Company's financial performance and the accomplishment of such goals in fiscal 2002, Mr. Sinsheimer was awarded the target bonus in the amount of $750,000. Mr. Sinsheimer was also granted 100,000 shares of restricted stock under the MIP. 50,000 shares may be forfeited if the plan's performance goals for the first half of fiscal 2003 are not satisfied. The restricted stock is subject to forfeiture and vests ratably in annual increments over an eight year period subject to earlier vesting upon a sale of the Company and certain qualifying terminations of employment.

      The Company does not generally provide any Executive Officers with a retirement plan, other than a Company sponsored qualified 401(k) savings plan. During the last fiscal year, the Company determined that it would be beneficial to offer the CEO a Supplemental Retirement Benefit ("SERP") as a retention tool and a competitive benefit upon retirement. Accordingly, the Board of Directors approved a SERP consisting solely of `stock units' that vest ratably in annual increments over eight years, subject to certain forfeiture provisions and earlier vesting upon a sale of the Company and certain qualifying terminations of employment. Vested SERP benefits are not paid until the CEO attains age 62 unless there is an earlier sale of the Company or certain qualifying terminations of employment. A total of 100,000 stock units were granted to Mr. Sinsheimer in fiscal 2002. A `stock unit' represents the economic equivalent of a share of Common Stock.


       Policy with Respect to Qualifying Compensation for Deductibility

      Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), limits the deduction allowable to the Company for compensation paid to the CEO and each of the named executive officers listed in the Summary Compensation Table to $1.0 million per individual per fiscal year. Qualified performance-based compensation is excluded from this limitation if certain requirements are met. The Company's policy is generally to preserve the federal income tax deductibility of compensation paid, to the extent feasible. The Committee believes that awards to the CEO under the MIP, as previously approved by the stockholders, and its award of options made under the stock option plans for employees, will qualify as performance-based compensation and thereby be excluded from the $1.0 million limitation. Notwithstanding the Company's desire to generally preserve the federal income tax deductibility of compensation payments, under certain circumstances in the interests of offering competitive compensation, the Committee, in its discretion, may authorize payments that are not deductible under Section 162(m).

      This report is submitted by the members of the Executive Compensation and Stock Option Committee of the Board of Directors:

                           William C. MacMillen, Jr.
                               Thomas F. Robards
                              Paul R. Sinsheimer
                              H. E. Timanus, Jr.

                            STOCK PERFORMANCE GRAPH

      The following graph compares the percentage change in cumulative total stockholder return on Financial Federal Corporation's Common Stock during the five-year period ending July 31, 2002 with the cumulative total return on the Russell 2000 Index and on the S&P Financial Index. The comparison assumes $100 was invested on July 31, 1997 in each of such indices. Note that historical stock price is not indicative of future stock price performance. All amounts have been calculated as if all dividends were reinvested.

      Financial Federal Corporation's Common Stock listed on the New York Stock Exchange, Inc. on June 22, 1998, and was previously listed on the American Stock Exchange.


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                7/1997  7/1998  7/1999  7/2000  7/2001  7/2002
                                ------  ------  ------  ------  ------  ------
Financial Federal Corporation     $100  $164.1  $152.1  $130.58 $175.1  $191.8

Russell 2000                       100   102.3   109.9   125.0   122.9   118.8

S&P Financial *                    100   124.2   126.1   136.0   149.5   125.1

      * Copyright 2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm


      The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Graph produced by Research Data Group

                             CERTAIN TRANSACTIONS

      Certain officers and directors of the Company or their affiliates held $13,087,053 of the Company's senior and subordinated debt at July 31, 2002. Such debt was issued at prevailing interest rates and on customary terms. Mr. Fisher, a director of the Company, is a partner of the law firm of Orrick, Herrington & Sutcliffe LLP, which has been retained by the Company in connection with certain legal matters.


                              CHANGE IN AUDITORS

      On June 6, 2002, the Board of Directors, on the recommendation of the Audit Committee, appointed the firm of KPMG as the Company's independent public accountants for the fiscal year ending July 31, 2002 and dismissed Arthur Andersen LLP ("Andersen"). Andersen's report on the financial statements of the Company for fiscal 2001 did not contain any adverse opinion or disclaimer of opinion nor was it in any way qualified or modified as to uncertainty, audit scope or accounting principles.

      The decision to change accountants was recommended by management and approved by the Audit Committee of the Board of Directors and the full Board as well.

      During fiscal 2001, and the interim period preceding the dismissal, there were no disagreements between the Company and Andersen on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure. The Company has never been advised by Andersen that internal controls necessary for the Company to develop reliable financial statements do not exist or that any information has come to the attention of Andersen which would have caused it not to be able to rely on management's representations or that has made Andersen unwilling to be associated with the financial statements prepared by management. Andersen has not advised the Company of any need to significantly expand the scope of its audit or that information has come to their attention that upon further investigation may materially impact on the fairness or reliability of a previously issued audit report or financial statements issued or which would cause them to be unwilling to rely on management's representations or be associated with the Company's financial statements.

      Andersen has not advised the Company of any information which they concluded materially impacts upon the fairness or reliability of either a previously issued audit report, underlying financial statements or the financial statements issued or to be issued since the last financial statements covered by an audit report.

      On October 19, 2000, the Board of Directors, on the recommendation of the Audit Committee, appointed the firm of Arthur Anderson as the Company's independent public accountants for the fiscal year ending July 31, 2001 and dismissed Eisner & Lubin LLP ("Eisner & Lubin"). Eisner & Lubin's report on the financial statements of the Company for the fiscal years 1999 and 2000 did not contain any adverse opinion or disclaimer of opinion nor was it in any way qualified or modified as to uncertainty, audit scope or accounting principles.

      The decision to change accountants was recommended by management and approved by the Audit Committee of the Board of Directors and the full Board as well.

      During fiscal years 1999 and 2000, and the interim period preceding the dismissal, there were no disagreements between the Company and Eisner & Lubin on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure. The Company has never been advised by Eisner & Lubin that internal controls necessary for the Company to develop reliable financial statements do not exist or that any information has come to the attention of Eisner & Lubin which would have caused it not to be able to rely on management's representations or that has made Eisner & Lubin unwilling to be associated with the financial statements prepared by management. Eisner & Lubin has not advised the Company of any need to significantly expand the scope of its audit or that information has come to their attention that upon further investigation may materially impact on the fairness or reliability of a previously issued audit report or financial statements issued or which would cause them to be unwilling to rely on management's representations or be associated with the Company's financial statements.

      Eisner & Lubin has not advised the Company of any information which they concluded materially impacts upon the fairness or reliability of either a previously issued audit report, underlying financial statements or the financial statements issued or to be issued since the last financial statements covered by an audit report. Nor has Eisner & Lubin advised that they would be prevented from rendering an unqualified audit report on any such financial statements.

                            AUDIT COMMITTEE REPORT

      The Audit Committee is composed of Lawrence B. Fisher, William C. MacMillen, Jr., Thomas F. Robards, and Stephen D. Weinroth. Each member of the Audit Committee, is independent as currently defined under the New York Stock Exchange listing standards. Under recently proposed New York Stock Exchange rules, however, Mr. Fisher would no longer be considered independent. When, and if, such proposed rules become effective, Mr. Fisher will not be serve on the Audit Committee. The Audit Committee operates under a written charter adopted by the Board of Directors.

      Management is responsible for the Company's internal financial controls and the financial reporting process. The Company's independent public accountants, KPMG, are responsible for performing an independent audit of the Company's consolidated financial statements and to express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company, in conformity with generally accepted accounting principles. The Audit Committee's responsibility is to monitor and oversee these processes.

      The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended July 31, 2002, with the Company's management. The Audit Committee has discussed with the Company's independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees."

      The  Company's  independent  public accountants provided  to  the  Audit
Committee the written disclosure required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Audit Committee discussed with the independent accountants that firm's independence and considered whether the non-audit services provided by the independent accountants are compatible with maintaining its independence.

      Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended July 31, 2002, for filing with the SEC.

      For the fiscal year ended July 31, 2002, fees related to services performed by the Company's independent public accountants are as follows:

        Audit Fees                                                 $  50,000
        Financial Information Systems Design and Implementation            0
        Tax Compliance and Other Fees                                 50,000
                                                                    --------
             Total                                                  $100,000
                                                                    ========

      Fees paid for and during the fiscal year ended July 31, 2002 to the Company's former independent public accountants are as follows:

        Audit Fees                                                 $  75,000
        Financial Information Systems Design and Implementation            0
        Tax Compliance and Other Fees                                 12,925
                                                                    --------
             Total                                                  $ 87,925
                                                                    ========

      This report is submitted by the members of the Audit Committee of the Board of Directors:

                              Lawrence B. Fisher
                           William C. MacMillen, Jr.
                               Thomas F. Robards
                              Stephen D. Weinroth


                           RATIFICATION OF AUDITORS
                            (Item 2 on Proxy Card)

      The Board of Directors, on the recommendation of the Audit Committee, has appointed the firm of KPMG as the Company's independent public accountants for the fiscal year ending July 31, 2003 and recommends that the stockholders vote "FOR" ratification of such appointment. KPMG has audited the Company's financial statements since June 6, 2002. It is expected that a representative of KPMG will be present at the Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions.

      Stockholder ratification of the appointment of KPMG as the Company's independent public accountants is not required by the Company's bylaws or other applicable legal requirement. However, the Board is submitting the appointment of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Board may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the Company's best interests and in the best interests of the Company's stockholders.

      Ratification of the appointment of auditors requires a majority of the votes cast thereon. Abstentions with respect to this proposal have the same effect as a vote against the proposal. Broker non-votes with respect to this proposal will not be counted with regard to this proposal.

      The Board of Directors recommends that stockholders vote "FOR" the ratification of the appointment of KPMG LLP as the Company's independent public accountants.


                             STOCKHOLDER PROPOSALS

      As a stockholder, you may be entitled to present proposals for action at a forthcoming meeting if you comply with the requirements of the proxy rules established by the SEC. All proposals of stockholders to be presented for consideration at the Company's next Annual Meeting of Stockholders, expected to be held in December 2003, must be directed to the Secretary of the Company at the Company's principal executive office and, if they are to be considered for possible inclusion in the Proxy Statement and form of proxy for such Annual Meeting in accordance with the rules and regulations of the SEC, must be received on or before July 2, 2003.

      The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the Meeting. If you intend to submit a proposal at the Company's next Annual Meeting of Stockholders, which is not eligible for inclusion in the Proxy Statement and form of proxy relating to that meeting, you must do so no later than September 15, 2003. If you fail to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the Company's next Annual Meeting of Stockholders, without any discussion of the matter in the Proxy Statement.


                                OTHER BUSINESS

      As of the date of this Proxy Statement, neither the Company nor the Board of Directors knows of any matters, other than those indicated above, to be presented at the Meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote the shares represented by such proxy in accordance with their judgment.


                                 ANNUAL REPORT

      THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED JULY 31, 2002 WAS MAILED TOGETHER WITH THE PROXY STATEMENT AND IS AVAILABLE ON THE INTERNET IN THE INVESTOR RELATIONS SECTION OF THE COMPANY'S WEBSITE AT www.financialfederal.com. ADDITIONAL COPIES OF THE ANNUAL REPORT MAY BE OBTAINED BY CALLING THE COMPANY AT (212) 599-8000. UPON RECEIPT OF A WRITTEN REQUEST, THE COMPANY ALSO WILL FURNISH TO ANY STOCKHOLDER, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL 2002 REQUIRED TO BE FILED WITH THE SEC UNDER THE SECURITIES EXCHANGE ACT OF 1934. WRITTEN
REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS AT FINANCIAL FEDERAL CORPORATION, 733 THIRD AVENUE, NEW YORK, NY 10017.


                                         BY ORDER OF THE BOARD OF DIRECTORS


                                         Troy H. Geisser
                                         Secretary

DATE:  October 31, 2002

                         FINANCIAL FEDERAL CORPORATION

                                   P R O X Y

      THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS
         FOR THE ANNUAL MEETING OF STOCKHOLDERS ON DECEMBER 10, 2002

     The undersigned stockholder of Financial Federal Corporation (the "Corporation") hereby appoints Paul R. Sinsheimer and Michael C. Palitz, or either of them, with full power of substitution, as proxies for the undersigned to attend and act for and on behalf of the undersigned at the
Annual Meeting of Stockholders of the Corporation to be held at 270 Park Avenue, New York, New York on December 10, 2002 at 10:00 a.m., and at any adjournment thereof, to the same extent and with the same power as if the undersigned were present in person thereat and with authority to vote and act in such proxyholder's discretion with respect to other matters which may properly come before the Meeting. Such proxyholder is specifically directed to vote or withhold from voting the shares registered in the name of the undersigned as indicated below.

Notes:

(1) This form of proxy must be executed by the stockholder or his attorney authorized in writing or, if the stockholder is a corporation, under the corporate seal or by an officer or attorney thereof duly authorized. Joint holders should each sign. Executors, administrators, trustees, etc. should so indicate when signing. If undated, this proxy is deemed to bear that date it was mailed to the stockholder.

(2)  The shares  represented  by this proxy
     will, on a show of hands or any ballot
     that  may be  called for,  be voted or      FINANCIAL FEDERAL CORPORATION
     withheld  from  voting  in  accordance      P.O. BOX 111O2
     with  the  instructions  given  by the      NEW YORK, N.Y. 10203-0102
     stockholder,  in  the  absence  of any
     contrary instructions, this proxy will
     be voted "FOR" the itemized matters.

                                                   (Continued on reverse side)

          Whether or not you plan to attend               [X]
 ----     the meeting, please mark, sign,
|    |    date and return this proxy promptly    Votes must be indicated
 ----     in the envelope provided.              (x) in Black or Blue ink.


The Board of Directors recommends a vote FOR proposals 1 and 2:

1.  ELECTION OF DIRECTORS

   FOR all nominees [ ]   WITHHOLD AUTHORITY to vote     [ ]   *EXCEPTIONS [ ]
   listed below           for all nominees listed below.


Nominees:  Lawrence B. Fisher, William C. MacMillen, Jr., Michael C. Palitz,
           Thomas F. Robards, Paul R. Sinsheimer, H.E. Timanus, Jr.,
           Steven D. Weinroth.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and strike a line through that nominee's name.)

                                                    FOR   AGAINST   ABSTAIN

2.  In respect of the resolution on ratifying the
    appointment of KPMG LLP as auditors of the      [ ]     [ ]       [ ]
    Corporation for the fiscal year ending
    ending July 31, 2003.


                           To change your address, please mark this box.   [ ]


                           To include any comments, please mark this box.  [ ]


                       The signature on this Proxy should correspond exactly with stockholder's name as printed to the left. In the case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

                 Date     Share Owner sign here          Co-Owner sign here
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               |        |                           |  |                     |
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